EXHIBIT 99.1

Del Frisco’s Restaurant Group, Inc. Announces Preliminary and Unaudited Fourth Quarter and Fiscal Year 2016 Sales Results

Presentation at 19th Annual ICR Conference Today at 1:00 PM Eastern Time

SOUTHLAKE, Texas, Jan. 10, 2017 (GLOBE NEWSWIRE) -- Del Frisco’s Restaurant Group, Inc. (NASDAQ:DFRG), the owner and operator of the Del Frisco’s Double Eagle Steak House, Sullivan’s Steakhouse, and Del Frisco’s Grille restaurant concepts, reported preliminary and unaudited sales results for the fourth quarter and fiscal year 2016 ended December 27, 2016.

For the fourth quarter 2016 compared to the fourth quarter 2015:

  Consolidated revenues are expected between $119.0 million and $119.2 million representing an increase of 4.2% to 4.4% from $114.1 million.
  Total comparable restaurant sales increased 0.8%.
    Comparable restaurant sales increased 0.1% at Del Frisco’s Double Eagle Steak House comprised of a 0.4% decrease in traffic and a 0.5% increase in average check.
    Comparable restaurant sales increased 0.9% at Sullivan’s Steakhouse comprised of a 2.4% increase in traffic and a 1.5% decrease in average check.
    Comparable restaurant sales increased 2.1% at Del Frisco’s Grille comprised of a 0.6% increase in traffic and a 1.5% increase in average check.

For the fiscal year 2016 compared to the fiscal year 2015:

  Consolidated revenues are expected between $351.5 million and $351.7 million representing an increase of 6.0% to 6.1% from $331.6 million.
  Total comparable restaurant sales decreased 0.8%.
    Comparable restaurant sales decreased 1.2% at Del Frisco’s Double Eagle Steak House.
    Comparable restaurant sales decreased 0.2% at Sullivan’s Steakhouse.
    Comparable restaurant sales decreased 0.7% at Del Frisco’s Grille.

Norman Abdallah, Chief Executive Officer of Del Frisco's Restaurant Group, Inc., said, "We are pleased that all three concepts posted positive comparable restaurant sales for the quarter with positive traffic at both Del Frisco’s Grille and Sullivan’s Steakhouse despite a negative drag to total comparable sales of 1.1% due to restaurants in oil challenged markets.”

Abdallah concluded, “In 2017 we will have several initiatives underway to enhance our understanding of our consumer, drive top-line growth and improve flow-thru at our existing restaurants while limiting development.  We firmly believe this approach will pay long-term dividends for the benefit of all shareholders and enable us to ramp up growth in 2018 and beyond with improved returns on invested capital.”

Stock Repurchase
During the fourth quarter of 2016, we repurchased 303,187 shares of common stock for $4.8 million under the authority provided by our Board of Directors in October 2014.

Restaurant Portfolio
During the fourth quarter of 2016, we completed the relocation of the Del Frisco's Double Eagle Steak House in North Dallas to Uptown Dallas as well as opened two Del Frisco’s Grille locations in Nashville and Brentwood, TN.

For fiscal year 2017, we will be opening three restaurants including a Del Frisco’s Double Eagle Steak House in Plano, TX and Del Frisco’s Grilles in downtown New York City and Westwood, MA.

ICR Conference Presentation Today
We will participate in a fireside chat discussion at 1:00 PM Eastern Time today at the 19th Annual ICR Conference at the Grande Lakes Hotel & Resort in Orlando, FL.  Investors and interested parties may listen to a live and archived webcast of the discussion from our website at www.DFRG.com under the “Investor Relations” section or directly through the ICR Conference website at www.icrconference.com.

About Del Frisco’s Restaurant Group, Inc.
Based in Southlake, Texas, near Dallas, Del Frisco's Restaurant Group, Inc. is a collection of 53 restaurants across 24 states and Washington, D.C., including Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille. Del Frisco's Double Eagle Steak House serves up flawless cuisine that's bold and delicious, an extensive award-winning wine list and a level of service that reminds guests that they're the boss. Sullivan's Steakhouse is a great neighborhood place for a big night out on the town - with outstanding food, hand-shaken martinis, an award winning wine list, and live entertainment all under one roof. Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.SullivansSteakhouse.com, and www.DelFriscosGrille.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages.  Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.

Investor Relations Contact:
Raphael Gross
203-682-8253
investorrelations@dfrg.com

Media Relations Contact:
Christine Beggan
203-682-8329
Christine.Beggan@icrinc.com